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                                             Exhibit ll

                            SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE



                                                                          Quarter Ended
                                                            -----------------------------------------
                                                            April 30, 1997             April 30, 1996
PRIMARY

Net income                                                 $       1,109,000           $      1,102,000

    dilutive stock options outstanding                               (62,000)                   (53,000)
                                                           ------------------         -----------------

Net income used in calculation of primary
    income per share                                       $       1,047,000           $      1,049,000
                                                            ================            ===============
Weighted average number of common shares
    outstanding during the period                                  4,786,000                  4,715,000

Add - common  equivalent  shares  (determined using the
      "treasury stock" method)
      representing shares issuable upon
      exercise of stock options                                      307,000                    366,000
                                                           -----------------           ----------------

Weighted average number of shares used in
    calculation of primary income per share                        5,093,000                  5,081,000
                                                           =================           ================

Primary income per common share                            $             .21           $            .21
                                                            ================            ===============

FULLY DILUTED

Net income used in calculation of primary
    income per share                                       $       1,049,000           $      1,049,000
                                                            ================            ===============

Weighted average number of common shares
    outstanding during the period                                  4,786,000                  4,715,000

Add - common equivalent shares (determined using the
      "treasury stock" method) representing shares
      issuable upon exercise of stock options                        307,000                    368,000
                                                                     -------                    -------

Weighted average number of shares used in
    calculation of fully diluted income per share                  5,093,000                  5,083,000
                                                            ================           ================


Fully diluted income per common share                      $             .21           $            .21
                                                            ================            ===============
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